EXHIBIT 6.2
limited liability company agreement of general partner of operating partnership

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CW MULTIFAMILY OPPORTUNITY FUND GP, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
CW MULTIFAMILY OPPORTUNITY FUND GP, LLC

This Amended and Restated Limited Liability Company Agreement, effective August 17, 2017, is entered into by Cottonwood Multifamily Opportunity Fund, Inc., a Maryland corporation (the “Member”), as the Member, pursuant to the Act on the following terms and conditions.

Recitals

WHEREAS, the Company was formed pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101 et seq.), as amended from time to time (the “Act”) by the filing of the Certificate of Formation of the Company on May 31, 2016 (“Certificate”);

WHEREAS, the Member entered into that certain Operating Agreement dated as of May 31, 2016 (the “Original Agreement”);

WHEREAS, on August 17, 2017 the Company changed its name from CW Multifamily Development REIT I GP, LLC to CW Multifamily Opportunity Fund GP, LLC pursuant to that certain Certificate of Amendment to the Certificate of Formation of CW Multifamily Opportunity Fund GP, LLC;

WHEREAS, the Member desires to amend and restate the Original Agreement in its entirety to set forth certain matters with respect to the Company in this Agreement which will constitute the limited liability company agreement of the Company within the meaning of the Act.

WHEREAS, this Agreement may be relied upon by any party seeking to do business with the Company with respect to the matters set forth herein.

NOW, THEREFORE, in consideration of the covenants expressed herein, the Member hereby amends and restates the Original Agreement in its entirety as follows:

1.             Organization.

1.1           Formation. On May 31, 2016, a Certificate of Formation was filed in the office of the Secretary of State of Delaware in accordance with and pursuant to the Act.

1.2           Name and Place of Business. The name of the Company shall be “CW Multifamily Opportunity Fund GP, LLC” and its principal place of business shall be 6340 South 3000 East, Suite 500, Salt Lake City, Utah 84121. The Member may change such name, change such place of business or establish additional places of business of the Company as the Member may determine to be necessary or desirable.

1.3           Business and Purpose of the Company. The principal business activity and purpose of the Company shall be to be the sole general partner of Cottonwood Multifamily Opportunity Fund O.P., LP, and to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act, any other law or this Agreement, together with any powers incidental thereto, and may take any other action not prohibited under the Act or other applicable law, so far as such powers and actions are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

1.4           Term. The term of the Company shall commence on the effective date of this Agreement and shall terminate on December 31, 2099 unless the Company is sooner dissolved and terminated as provided in Section 10.1 of this Agreement.

1.5           Required Filings. The Member, or its authorized representative, shall execute, acknowledge, file, record and/or publish such certificates and documents, as may be required by this Agreement or by law in connection with the formation and operation of the Company.

1.6           Registered Office and Registered Agent. The Company’s initial registered office and initial registered agent shall be as provided in the Certificate of Formation. The registered office and registered agent may be changed from time to time by the Member by filing the address of the new registered office and/or the name of the new registered agent pursuant to the Act.

2.             Definitions. Definitions for this Agreement are set forth on Exhibit A and are incorporated herein.

3.             Capitalization and Financing. The Member shall make an initial capital contribution of $9,900. The Member may, but shall have no obligation to, make additional capital contributions.

4.            Allocations. For each fiscal year, the income, gain, loss, and deductions of the Company shall be allocated to the Member.

5.             Distributions. Cash from Operations with respect to each calendar year shall be distributed to the Member.

6.             Company Expenses. The Company shall pay directly, or reimburse the Member, as the case may be, for all of the costs and expenses of the Company’s operations.

7.             Authority, and Responsibilities of the Member.

7.1           Management. The business and affairs of the Company shall be managed by its Member. The Member shall have full and complete authority, power and discretion to manage and control the business, affairs and assets of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

7.2           Member Authority. The Member shall have all authority, rights and powers conferred by law and those required or appropriate to the management of the Company’s business, including the naming of officers of the Company pursuant to Section 7.7.1 below and the delegation of responsibility for the preceding to such officers. There is no requirement that the Member hold a meeting in order to take action on any matter. Unless otherwise provided in this Agreement, any action taken by the Member and the signature of the Member on any agreement, contract, instrument or other document on behalf of the Company, shall be sufficient to bind the Company and shall conclusively evidence the authority of the Member and the Company with respect thereto.

7.3           Tax Matters Member. The Member is hereby appointed to act as the “tax matters partner” or the “partnership representative” under the Internal Revenue Code of 1986, as amended, to the extent the Company is ever treated as a partnership for U.S. federal income tax purposes.

7.4           Indemnification of Member. The Member, its shareholders, members, partners, Affiliates, officers, directors, employees, agents and assigns, shall not be liable for, and shall be indemnified and held harmless (to the extent of the Company’s assets) from, any loss or damage incurred by them, the Company or the Member in connection with the business of the Company, including costs and reasonable attorneys’ fees and any amounts expended in the settlement of any claims of loss or damage resulting from any act or omission performed or omitted.

7.5           No Personal Liability for Return of Capital. The Member shall not be personally liable or responsible for the return or repayment of all or any portion of the Capital Contribution of any Member or any loan made to the Company, it being expressly understood that any such return of capital or repayment of any loan shall be made solely from the assets (which shall not include any right of contribution from any Member) of the Company.

7.6           Authority as to Third Persons.

7.6.1           No third party dealing with the Company shall be required to investigate the authority of the Member. No purchaser of any property or interest owned by the Company shall be required to determine the right to sell or the authority of the Member to sign and deliver any instrument of transfer on behalf of the Company, or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith.

7.6.2           The Member shall have full authority to execute on behalf of the Company any and all agreements, contracts, conveyances, deeds, mortgages and other instruments, and the execution thereof by the Member executing on behalf of the Company shall be the only execution necessary to bind the Company thereto.

7.7           Officers of the Company.

7.7.1           The Member may appoint officers at any time. The officers of the Company, if deemed necessary or appropriate by the Member, may include a chief executive officer, president, one or more vice presidents, secretary, treasurer, chief financial officer and such other officers as may be determined by the Member. The officers shall serve at the pleasure of the Member. Any individual may hold any number of offices. The Member’s officers may serve as officers of the Company. The officers shall exercise such powers and perform such duties as determined and authorized by the Member from time to time.

7.7.2           Any officer may be removed, either with or without cause, by the Member at any time. Any officer may resign at any time by giving written notice to the Member. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

8.            Assignment of the Member’s Interest. The Member may sell, assign, hypothecate, encumber or otherwise transfer all or any part of its interest in the Company.

9.            Records, Audits and Reports. The Company shall maintain at its principal office the Company’s records and accounts of all operations and expenditures of the Company including the following:

9.1           A current list in alphabetical order of the full name and last known business or resident address of the Member, together with the Capital Contribution and the share in profits and losses of the Member;

9.2           A copy of the Certificate of Formation and all amendments thereto, together with any powers of attorney pursuant to which the Certificate of Formation or any amendments thereto were executed;

9.3           Copies of the Company’s Federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

9.4           Copies of this Agreement and any amendments thereto together with any powers of attorney pursuant to which any written accounting or any amendments thereto were executed;

9.5           Copies of any financial statements of the Company, if any, for the six most recent years; and

9.6           The Company’s books and records as they relate to the internal affairs of the Company for at least the current and past four fiscal years.

10.           Termination of the Company.

10.1         Termination of Company. The Company shall be dissolved, shall terminate and its assets shall be disposed of, and its affairs wound up upon the earliest to occur of the following:

10.1.1           The entry of a decree of judicial dissolution under Section 18-802 of the Act;

10.1.2           Dissolution required by operation of law;

10.1.3           A determination by the Member to terminate the Company; or

10.1.4           The expiration of the term of the Company.

10.2         Certificate of Cancellation. As soon as possible following the occurrence of any of the events specified in Section 10.1, the Member shall execute a Certificate of Cancellation in such form as shall be prescribed by the Delaware Secretary of State and file the Certificate as required by the Act.

10.3         Liquidation of Assets. Upon a dissolution and termination of the Company, the Member shall take full account of the Company assets and liabilities, shall liquidate the assets as promptly as is consistent with obtaining the fair market value thereof, and shall apply and distribute the proceeds therefrom in the following order:

10.3.1           To the payment of creditors of the Company, including the Member, but excluding secured creditors whose obligations will be assumed or otherwise transferred on the liquidation of Company assets;

10.3.2           To the setting up of any reserves as required by law for any contingent liabilities or obligations of the Company; provided, however, that said reserves shall be deposited with a bank or trust company in escrow at interest for the purpose of disbursing such reserves for the payment of any of the aforementioned contingencies and, at the expiration of a reasonable period, for the purpose of distributing the balance remaining in accordance with remaining provisions of this Section 10.3; and

10.3.3           Any remaining amount to the Member.

11.           Miscellaneous.

11.1         Interests Not Governed by Article 8. Limited liability company interests in the Company shall not be securities governed by Article 8 of the Delaware Uniform Commercial Code.

11.2         Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Member.

11.3         Severability. In the event any sentence or Section of this Agreement is declared by a court of competent jurisdiction to be void, such sentence or Section shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in full force and effect.

11.4         Notices. All notices under this Agreement shall be in writing and shall be given to the Member by personal service or by mail, posted to the address maintained by the Company for such person or at such other address as he may specify in writing.

11.5         Member’s Address. The name and address of the Member is as follows:

Cottonwood Multifamily Opportunity Fund, Inc.

6340 South 3000 East, Suite 500

Salt Lake City, Utah 84121

11.6         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws provisions.

11.7         Captions. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and reference. Such titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provisions hereof.

11.8         Gender. Whenever required by the context hereof, the singular shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, and vice versa.

11.9         Venue. Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located only in Salt Lake City, Utah.

11.10       Integrated and Binding Agreement. This Agreement contains the entire understanding and agreement of the Member with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings relating to such matter.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned have set their hands to this Agreement as of the date first set forth in the preamble.

MEMBER:

COTTONWOOD MULTIFAMILY OPPORTUNITY FUND, INC., a Maryland corporation

By:	/s/ Daniel Shaeffer
Daniel Shaeffer, Chief Executive Officer

[Amended and Restated Limited Liability Company Agreement of CW Multifamily Opportunity Fund GP, LLC]

Exhibit A

Definitions

“Act” shall mean the Delaware Limited Liability Company Act, as the same may be amended from time to time.

“Affiliate” shall mean (i) any person directly or indirectly controlling, controlled by or under common control with another person; (ii) a person owning or controlling 10% or more of the outstanding voting securities of such other person; (iii) any officer, director or partner of such other person; and (iv) if such other person is an officer, director or partner, any company for which such person acts in any capacity. The term “person” shall include any natural person, corporation, partnership, trust, unincorporated association or other legal entity.

“Agreement” shall mean this Limited Liability Company Agreement, as amended from time to time.

“Capital Contribution” shall mean the gross amount invested in the Company by a Member.

“Cash from Operations” shall mean the net cash realized by the Company from all sources, including, but not limited to, cash from the operations of the Company after payment of all cash expenditures of the Company (including, but not limited to, all operating expenses).

“Certificate of Formation” shall mean the Certificate of Formation of the Company as filed with the Secretary of State of Delaware as the same may be amended or restated from time to time.

“Company” shall refer to CW Multifamily Opportunity Fund GP, LLC, a Delaware limited liability company.

“Member” shall refer to Cottonwood Multifamily Opportunity Fund, Inc., a Maryland corporation.